Exhibit 99.1

GAP INC. REPORTS JUNE SALES

SAN FRANCISCO - July 5, 2012 - Gap Inc. (NYSE: GPS) today reported that June 2012 net sales increased 2 percent compared with last year.

Net sales for the five-week period ended June 30, 2012 were $1.41 billion compared with net sales of $1.38 billion for the five-week period ended July 2, 2011. The company's comparable sales for June 2012 were flat compared with a 1 percent increase for June 2011.

"We're pleased with our overall sales performance in June, especially the continued positive trend in our North America business," said Glenn Murphy, chairman and chief executive officer of Gap Inc.

Comparable sales for June 2012 were as follows:

  Gap North America: positive 4 percent versus negative 1 percent last year
  Banana Republic North America: positive 5 percent versus positive 3 percent last year
  Old Navy North America: positive 1 percent versus positive 2 percent last year
  International: negative 14 percent versus positive 3 percent last year

Year-to-date net sales were $6 billion for the 22 weeks ended June 30, 2012, an increase of 5 percent compared with net sales of $5.73 billion for the 22 weeks ended July 2, 2011. The company's year-to-date comparable sales increased 3 percent compared with a 2 percent decrease last year.

July Sales

The company will report July sales on August 2, 2012.

About Gap Inc.

Gap Inc. is a leading global specialty retailer offering clothing, accessories, and personal care products for men, women, children, and babies under the Gap, Banana Republic, Old Navy, Piperlime, and Athleta brands. Fiscal 2011 net sales were $14.5 billion. Gap Inc. products are available for purchase in about 90 countries worldwide through about 3,000 company-operated stores, about 200 franchise stores, and e-commerce sites. For more information, please visit www.gapinc.com.

Investor Relations Contact:

Mike Jenkins

(415) 427-4454

investor_relations@gap.com

Media Relations Contact:

Emily Russel

(415) 427-6230

press@gap.com